Exhibit 10.3

January 15, 2021

Jay A. Nutt

ChampionX Corporation

Re:	Transition Arrangements

Dear Jay,

This letter agreement (this “Agreement”) confirms the understandings between you and ChampionX Corporation (the “Company”) with respect to the transition of your position with the Company and your rights and obligations under (i) the ChampionX Corporation Senior Executive Change-in-Control Severance Plan (the “CIC Plan”) and (ii) the ChampionX Corporation Amended and Restated 2018 Equity and Cash Incentive Plan (the “Equity Plan”).

The closing of the merger transaction between a subsidiary of Apergy Corporation and ChampionX Holding, Inc. on June 3, 2020 (the “Merger”) constituted a “Change-in-Control,” as defined under the CIC Plan and the Equity Plan. The Company acknowledges that, as a result of the change in your position that is expected to occur on February 1, 2021, you will have a right on such date to terminate your employment for “Good Reason” (as defined in each of the CIC Plan and the Equity Plan) (a “Good Reason Termination”), which entitles you to certain rights and benefits under the CIC Plan and the Equity Plan. Provided that you comply with the terms of this Agreement, the Company hereby waives its rights with respect to the requirements of Article 2 of the CIC Plan and Section 36(h)(iv) of the Equity Plan regarding your obligation to provide a timely written notice, the Company’s right to cure and your requirement to timely terminate your employment thereafter if the Company fails to cure. Further, by executing this Agreement, you hereby agree to waive any and all rights to terminate your employment for a Good Reason Termination due to the aforementioned change in your position and agree to transition your employment in accordance with the terms of this Agreement.

In signing below, you hereby acknowledge and agree that you will cease serving as Chief Financial Officer on February 1, 2021 and serve a transition period and your employment with the Company will continue until the earliest to occur of (i) the Company’s termination of your employment for Cause (as defined in the CIC Plan), (ii) the end of the 30-day period following the Company’s written notice to you regarding the termination of your employment with the Company for any reason other than for Cause, (iii) the end of the 30-day period following your written notice to the Company regarding your resignation from employment with the Company, (iv) the termination of your employment due to your death or Disability (as defined in the CIC Plan), and (v) June 30, 2021 (the “End Date”). The period beginning on February 1, 2021 through the termination of your employment with the Company is referred to herein as the “Transition Period.” During the Transition Period, your title will be “Senior Vice President, Special Projects” and you will report to, and have the duties assigned to you by, the Company’s President and Chief Executive Officer. Your monthly base salary during the Transition Period will be $40,833, less all applicable tax withholdings and authorized or required deductions. During the Transition Period, you will remain eligible for health, wellness and retirement benefits as are currently in place and applicable to other similarly situated employees. For the avoidance of doubt, you will not be eligible to participate in, or receive a bonus under, the AIP for the 2021 performance year.

Provided that the termination of your employment (i) occurs on the End Date or (ii) prior to the End Date due to a termination of your employment by the Company without Cause or due to your death or Disability pursuant to the terms of the CIC Plan (each, an “Eligible Termination”), you will be entitled to the rights and benefits as provided in Articles 4 and 5 of the CIC Plan upon your Eligible Termination, which will be treated as your “Date of Termination” for purposes of the CIC Plan. In addition, upon your Eligible Termination, you will be deemed to have resigned for Good Reason for purposes of the Equity Plan, and you will be entitled to accelerated vesting and payment of your outstanding equity awards in accordance with Section 36(a) of the Equity Plan. These rights under the CIC Plan and the Equity Plan (the “Termination Benefits”) will be subject to your execution (without revocation) of the Separation Agreement and Release (the “Separation Agreement”) provided to you by the Company upon receipt of this Agreement, and your re-execution (without revocation) of the Separation Agreement upon your Eligible Termination. The Termination Benefits, if any, will be paid or provided to you in accordance with the payment terms of the CIC Plan.

For the avoidance of doubt, notwithstanding the terms of the CIC Plan and Equity Plan, if your employment is terminated by the Company for Cause or you resign from your employment prior to the End Date for any reason (other than due to your death or Disability (as defined in the CIC Plan)), you will forfeit all rights and entitlements to receive the Termination Benefits (other than your accrued rights under Article 4 of the CIC Plan).

Except as modified hereby, the provisions of the CIC Plan and the Equity Plan (including the award agreements issued thereunder) shall continue in full force and effect in accordance with their terms, including all rights and obligations of the Company and you thereunder.

Please indicate your acknowledgment and acceptance of this letter by signing as provided below and returning a copy to me as soon as possible.

Thank you,

/s/ Jordan Zweig
Jordan Zweig
Senior Vice President and CHRO

Acknowledged and Agreed:

Date: January 19, 2021

/s/ Jay A. Nutt
Jay A. Nutt

Cc: Soma Somasundaram

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